Exhibit 99.1

February 25, 2020

Contact: Charity Frantz

570-724-0225

charityf@cnbankpa.com

Beardslee Announces Retirement from C&N Board of Directors

WELLSBORO, PA – Citizens & Northern Corporation’s Board of Directors announced that Dennis F. Beardslee has declared his intention to retire as a director of the Corporation and C&N, effective April 16, 2020. On February 20, 2020, Mr. Beardslee informed the Board of his decision not to stand for nomination and re-election as a director at the next annual meeting of shareholders on April 16, 2020.

Mr. Beardslee has owned and operated Terrace Lanes Bowling Center in Troy, PA, since 1984. He earned his Bachelor of Arts degree from Mansfield University and has served and continues to serve on many nonprofit boards within his community.

During his 21 years of service to the C&N Board, Mr. Beardslee has contributed valuable insight, counsel and leadership to C&N. Leo F. Lambert, Chairman of the Board, said, “On behalf of our Board of Directors, I thank Dennis for his years of service and valuable contributions to C&N. His presence will be missed, and we wish him the very best.”

Beardslee has served on various C&N committees, including Finance Committee, Governance & Nominating Committee and Trust Investment Committee. Regarding his departure, he said, “I’ve considered it an honor to serve on the Board for C&N for the past 21 years. I look forward to watching the company achieve great success in the years ahead.”

About C&N: Citizens & Northern Corporation is the parent company of Citizens & Northern Bank (C&N), a local, independent community bank providing complete financial, investment and insurance services through 27 full service offices throughout Bradford, Bucks, Cameron, Lycoming, McKean, Potter, Tioga and Sullivan counties in Pennsylvania and Steuben County in New York. C&N offers commercial, residential and consumer lending services through 3 loan production offices in Elmira, New York and Warminster and York in Pennsylvania. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.